EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS THIRD QUARTER FISCAL 2010 RESULTS

Los Angeles, California – (February 3, 2010) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its third quarter ended December 27, 2009.  The Company improved its year over year performance by $28.6 million, from a loss of $32.4 million in the quarter ended December 28, 2008 to a loss of $3.8 million in the same quarter this year.

Bank Loan Compliance
While reporting a loss, the Company continued to meet the requirements of its bank loan agreement and has continued to receive support from its vendors and landlords, which was key in its ability to respond to the current weak macro-economics of the markets where it operates. For the first nine months of fiscal 2010, the Company achieved earnings before interest, taxes and depreciation (“EBITDA”) of $6.2 million compared to the minimum requirement of $5.6 million EBITDA contained in the Company’s current bank loan agreement.  The bank requirement measures cumulative EBITDA on a year-to-date basis each month; accordingly, the $0.6 million achieved above the minimum EBITDA requirement in the first nine months of fiscal 2010 can be used to offset any future shortfalls during the remainder of fiscal 2010.  As of February 2, 2010 the loan balance amounted to $46.4 million compared to $56.2 million at December 27, 2009.

Third Quarter Results
Sales decreased 8.9% to $95.3 million for the third quarter of fiscal 2010 from $104.6 million for the third quarter of fiscal 2009.  The decrease is primarily due to a same store sales decrease of $10.9 million, or 10.8%, primarily the result of continued macro-economic weakness and, to a lesser extent, competitors’ unusual promotional activity in the Southern California market, partially offset by sales from two new stores and other revenue not included in the same store sales calculation. The impact of competitors’ promotional activity is estimated to have caused a 0.7% decline in same store sales.

Gross profit as a percent of sales increased to 25.2% compared to 22.3% for the third quarter of last year.  The increase was primarily a result of decreased markdowns and rent.  Selling, general and administrative expenses (“SG&A”) as a percent of sales decreased to 23.1% from 27.8% in the same period last year, primarily due to cost containment initiatives which resulted in savings of $7.1 million mainly from decreases in salaries, advertising, professional fees, and utilities.

For the third quarter of fiscal 2010, the Company recorded a non-cash impairment charge of $10.9 million, compared to a non-cash impairment charge of $10.7 million, for the third quarter of fiscal 2009, related to certain stores.  In addition, for the third quarter of fiscal 2010, the Company recorded an income tax benefit of $9.1 million related to the portion of the 2009 net operating loss (NOL) carryback that was recently allowed by legislative changes compared to a tax provision of $11.6 million recorded for the third quarter of fiscal 2009.  This $9.1 million refund was received in January 2010.

After the $1.8 million impact of the non-cash impairment charge and tax benefit described above, net loss for the quarter ended December 27, 2009 was $3.8 million, or $0.27 per diluted share.  This compares to a net loss of $32.4 million, or $2.29 per diluted share, for the quarter ended December 28, 2008 which includes the $22.3 million non-cash impairment charge and income tax provision recorded in the third quarter of last year.

Nine-Month Results
For the nine months ended December 27, 2009, sales decreased 8.6% to $263.5 million from $288.1 million for the first nine months of the prior year.  The decrease is primarily due to a same store sales decrease of $34.8 million, or 12.7%, the result of continued weak macro-economic conditions, partially offset by sales from four new stores and other revenue not included in the same store sales calculation

Gross profit as a percent of sales was 26.5% for the nine months ended December 27, 2009 compared to 24.9% in the same period last year.  The increase was primarily a result of decreased markdowns and rent.  SG&A as a percent of sales for the nine-month period was 24.3% compared to 29.0% in the same period of fiscal 2009, primarily due to cost containment initiatives which resulted in savings of $19.6 million mainly from decreases in salaries, advertising, professional fees, repairs and maintenance and utilities.

After the $1.8 million impact of the non-cash impairment charge and tax benefit described above, net loss for the nine months ended December 27, 2009 was $8.0 million, or $0.57 per diluted share.  This compares to a net loss of $41.1 million, or $2.91 per diluted share, for the nine months ended December 28, 2008 which includes the $16.5 million non-cash impairment charge and income tax provision recorded in the third quarter of last year.

Craig Levra, Chairman and CEO, concluded, “Continued challenging economic conditions, particularly in the markets where we operate, resulted in sales which were softer than plan.  However, our aggressive management of our inventories and operating expenses allowed us to maintain our merchandise margins and exceed the EBITDA targets in our bank agreement while providing our customers with excellent service and superior products.  Our outstanding team of Experts will continue cost containment efforts and focus on improving top line performance and earnings.”

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah.  The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations.  The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including any statement concerning the Company’s prospects or its ability to identify and implement opportunities to improve its results of operations or prospects.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Discussion Regarding Non-GAAP Financial Disclosures
This release provides information about EBITDA as defined in the Company’s current bank loan agreement.  This non-GAAP measure of liquidity is included in this release solely to provide information concerning the Company’s performance relative to benchmarks contained in the bank loan agreement.

 SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 weeks ended		39 weeks ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
	(in thousands, except share amounts)
Net sales	$95,258	$104,562	$263,472	$288,139
Cost of goods sold, buying and
occupancy costs	71,240	81,237	193,633	216,510
Gross profit	24,018	23,325	69,839	71,629

Selling, general and
administrative expenses	21,988	29,107	63,991	83,582
Impairment charge	10,935	10,730	10,935	10,730
Depreciation and amortization	3,192	3,700	9,922	10,967
Loss from operations	(12,097)	(20,212)	(15,009)	(33,650)

Interest expense	821	571	2,105	1,650
Loss before taxes	(12,918)	(20,783)	(17,114)	(35,300)

Income tax (benefit) provision	(9,118)	11,593	(9,118)	5,823
Net loss	$(3,800)	$(32,376)	$(7,996)	$(41,123)

Loss per share:
Basic	$(0.27)	$(2.29)	$(0.57)	$(2.91)
Diluted	$(0.27)	$(2.29)	$(0.57)	$(2.91)

Weighted average number of
common shares outstanding:
Basic	14,123	14,123	14,123	14,123
Diluted	14,123	14,123	14,123	14,123

SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 27,	March 29,
	2009	2009
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$9,156	$290
Accounts receivable, net	4,056	1,434
Merchandise inventories	105,893	88,431
Prepaid expenses and other current assets	1,035	2,178
Income tax receivable	9,120	1,004
Total current assets	129,260	93,337

Fixed assets, net	37,484	57,718
Total assets	$166,744	$151,055

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$39,145	$31,083
Loan payable to bank	56,162	39,140
Salaries and wages payable	3,206	4,150
Other accrued expenses	19,072	19,379
Total current liabilities	117,585	93,752

Deferred rent	24,743	25,217
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares – 12,359,990 at
December 27, 2009 and March 29, 2009	124	124
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – 1,763,321 at
December 27, 2009 and March 29, 2009	18	18
Additional paid-in capital	34,784	34,458
Accumulated deficit	(10,510)	(2,514)
Total stockholders’ equity	24,416	32,086
Total liabilities and stockholders’ equity	$166,744	$151,055

 SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	39 weeks ended
	December 27, 2009	December 28, 2008
	(in thousands)
Operating activities
Net loss	$(7,996)	$(41,123)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	9,922	10,967
Impairment charge	10,935	10,730
Loss on disposal of equipment	-	179
Share-based compensation	326	278
Deferred income taxes	-	5,723
Changes in operating assets and liabilities:
Accounts receivable	(2,622)	(1,953)
Merchandise inventories	(17,462)	(22,473)
Prepaid expenses and other current assets	1,143	3,715
Income tax receivable	(8,116)	41
Accounts payable	8,062	9,387
Salaries and wages payable	(944)	(1,093)
Other accrued expenses	(307)	9,718
Deferred rent	(474)	1,408
Net cash used in operating activities	(7,533)	(14,496)

Investing activities
Purchase of fixed assets	(623)	(14,404)
Net cash used in investing activities	(623)	(14,404)

Financing activities
Proceeds from bank borrowing	287,276	222,419
Repayments of bank borrowing	(270,254)	(184,431)
Tax benefit on employee stock options	-	10
Net cash provided by financing activities	17,022	37,998

Increase in cash and cash equivalents	8,866	9,098
Cash and cash equivalents at beginning of period	290	3,894
Cash and cash equivalents at end of period	$9,156	$12,992

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$-	$-
Interest	$1,820	$1,129